EXHIBIT B
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                  LOCK-UP AGREEMENT FOR OFFICERS, DIRECTORS AND
                                  STOCKHOLDERS


                                                              September 30, 1999




Friedman, Billings, Ramsey & Co., Inc.
Advest, Inc.
c/o Friedman, Billings, Ramsey & Co., Inc.
as Representatives of the several Underwriters
1001 19th Street North
Arlington, Virginia  22209

Ladies and Gentlemen:

The undersigned understands and agrees as follows:

          1. Friedman, Billings, Ramsey & Co., Inc. ("FBR") and Advest, Inc. propose to enter into an Underwriting Agreement (the "Underwriting
     Agreement") with American Home Mortgage Holdings, Inc., a Delaware corporation (the "Company"), providing for the public offering (the "Public Offering") by the several Underwriters, including FBR and Advest, Inc. (the "Underwriters"), of 2,500,000 shares (the "Shares") of the Common Stock, $0.01 par value, of the Company (the "Common Stock"), and in connection therewith, the Company has filed a registration statement, File No. 333-82409 (the "Registration Statement") with the Securities and Exchange Commission.

          2. After consultation, the Company, FBR and Advest, Inc., acting as representatives of the Underwriters for the Public Offering, have agreed that sales by the undersigned within the 540-day period after the date of effectiveness of the Registration Statement could have an adverse effect on the market price for the Common Stock and that the public to whom the Common Stock is being offered should be protected for a reasonable time from the impact of such sales.

          3. It is in the best interest of the Company and its officers, directors and stockholders to have a successful public offering and stable and orderly public market thereafter.

To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of FBR on behalf of the Underwriters, he will not, during the period commencing on the effective date of the Registration Statement and ending 540 days after the date of the final prospectus relating to the Public Offering, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option,

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right or warrant  to  purchase,  lend,  or  otherwise  transfer  or dispose  of, directly or indirectly, any equity securities of the Company or any securities convertible into or exercisable or exchangeable for equity securities of the Company or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of equity securities of the Company, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to the Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.


                                       Very truly yours,



                                       /S/ MICHAEL STRAUSS
                                       -------------------------------
                                       Michael Strauss
                                       12 East 49th Street
                                       New York, NY 10017


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